Exhibit 5.1

June 7, 2024

GCT Semiconductor Holding, Inc.
2290 North 1st Street, Suite 201
San Jose, California 95131

RE:	GCT Semiconductor Holding, Inc. Registration Statement on Form S-8 Filed on June 7, 2024

Ladies and Gentlemen:

We have acted as counsel to GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the offering and sale by the Company of up to 4,583,334 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to 3,983,334 shares of Common Stock (the “Incentive Shares”) to be issued under the GCT Semiconductor Holding, Inc. 2024 Omnibus Incentive Compensation Plan (the “2024 Incentive Award Plan”) and (ii) up to 600,000 shares of Common Stock (the “ESPP Shares”) to be issued under the GCT Semiconductor Holding, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended (ii) the Amended and Restated Bylaws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2024 Incentive Award Plan, (v) the 2024 ESPP and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Incentive Shares and the ESPP Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2024 Incentive Award Plan and the 2024 ESPP, respectively , will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius LLP

The opinions expressed herein are limited to the federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP